Ex-99.g.2.A

AMENDED AND REVISED APPENDIX
TO RULE 17f-5 DELEGATION AGREEMENT

This Appendix to the Rule 17-5 Delegation Agreement dated May 8, 2003, as amended, between UMB Bank, n.a. and Scout Funds, is amended and restated, effective March 24, 2014, to indicate that the series of Scout Funds listed below are covered by the Rule 17-5 Delegation Agreement, and Scout Funds agrees, on behalf of each such series, to be bound by all terms and conditions in said agreement and any amendments thereto.

Name of Fund:

Scout Mid Cap Fund
Scout Small Cap Fund
Scout International Fund
Scout Global Equity Fund
Scout Core Bond Fund
Scout Core Plus Bond Fund
Scout Unconstrained Bond Fund
Scout Low Duration Bond Fund
Scout Emerging Markets Fund
Scout Equity Opportunity Fund

SCOUT FUNDS

By:  /s/ Andrew J. Iseman

Name: Andrew J. Iseman

Title: President

UMB BANK, N.A.

By: /s/ Michael Kaufhold

Name: Michael Kaufhold

Title: Vice President

Effective Date: March 24, 2014